Exhibit 10.45

January 6, 2003

Mr. Vito Legrottaglie

11 Saratoga

Dove Canyon, CA 92679

Dear Vito:

This letter is to confirm our conversations. I would like you to join Programmer's Paradise as Director of Information Services reporting to me effective February 3, 2003.

The following are the details:

1.	Base salary of $130,000 per year.

2.	Performance bonus based on attaining plan. The base bonus will be $30,000.

3.	A severance payment of six months of be salary. This severance agreement will survive in the case of change of control.

4.	You will receive 20,000 stock options within two months subject to Board approval. These options will fully vest when issued.

5.

Relocation fees to a maximum of $25,000 will be paid by the Company. It is understood that should you decide to leave Programmer's Paradise prior to February 1, 2005 you will reimburse Programmer's for all relocation expenses paid by the Company.

6.	Additional benefits: standard benefit package. Four weeks vacation per year and participation in 401(k) Plan with a 50% match on the first 6%.

1157 Shrewsbury Avenue, Shrewsbury, New Jersey 07702-4321 o 732.389.8950 o www.programmersparadise.com

Mr. Vito Legrottaglie

January 6, 2003

Vito, I would be delighted to have you as a member of the team.

Sincerely,

William H. Willett
Chairman and CEO

WHW/nc

ACCEPTED: